EXHIBIT 99.1

NEWPARK RESOURCES, INC.
CHARTER OF THE CHAIRMAN OF THE BOARD

Qualifications

     The Chairman of the Board shall be independent of the Company within the meaning of applicable laws, rules and regulations and any other relevant consideration. The Chairman of the Board shall be appointed by the non-management directors of the Board annually. The Chairman of the Board shall be Chair of the Corporate Governance Committee and shall be a member of the Compensation Committee and an ex officio member of all committees of the Board.

Specific Accountabilities

     Among other things, the Chairman of the Board shall be accountable for the following:

1.	Board Management.

•	act as Chairman of meetings of the Board of Directors;

•	in conjunction with the Chief Executive Officer and Secretary, develop and approve the schedule of Board meetings and the agendas for the Board meetings;

•	conduct regularly scheduled executive sessions of the Board and call and conduct additional executive sessions as required and/or requested and report the results of such meetings to the Chief Executive Officer as appropriate; and

•	in conjunction with the Chief Executive Officer and Secretary, ensure the Board receives adequate and timely information and notice of meetings.

2.	Board Independence and Governance.

•	be knowledgeable of corporate governance practices, stay abreast of developments in corporate governance practices of other comparable companies and lead the adoption of ‘best practices’ where appropriate to maintain a leadership level of governance practices at the Company;

•	in conjunction with the Chief Executive Officer, facilitate the effective and transparent interaction of Board members and management;

•	meet proactively with all Board members and seek their feedback on management performance, Board and committee effectiveness and other matters;

•	in conjunction with the Corporate Governance Committee, assess performance of directors collectively and individually and, where applicable, provide individual performance feedback to Board members;

•	in accordance with guidance from the Corporate Governance Committee, approach candidates for Board membership; and

•	provide feedback and input to the Committee Chairs on governance and other matters.

3.	Interaction with Chief Executive Officer and Management.

•	frequently interact with the Chief Executive Officer on governance, performance and other issues;

•	provide feedback to the Chief Executive Officer and act as a sounding board with respect to strategies, accountability, relationships and other issues;

•	without inhibiting the direct interaction between other members of the Board and management, provide management with a point of contact for the Board;

•	in conjunction with the Compensation Committee and the full board, evaluate the performance of the Chief Executive Officer and ensure that there are adequate succession plans in place for key management roles; and

•	in conjunction with the Chair of the Compensation Committee, conduct the annual performance appraisal session of the Chief Executive Officer and communicate additional feedback as required.

4.	Representation of Shareholders.

•	chair the meetings of shareholders, be available for questions and participate in any other manner as required;

•	in conjunction with management, respond to shareholder concerns regarding governance issues or other Board related issues; and

•	provide leadership to the Board in the execution of its responsibilities to shareholders.

5.	Interaction with other Stakeholders.

•	at the request of the Board and with the concurrence of the Chief Executive Officer:

•	take on an ambassadorial role with certain external groups including attending public events on behalf of the Company; and

•	meet with institutional shareholders, the media, management and employees and other interested stakeholders on governance related matters but not on operations and results.

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